T. ROWE PRICE GROUP, INC.

2012 LONG-TERM INCENTIVE PLAN

HM REVENUE AND CUSTOMS APPROVED RULES FOR UK EMPLOYEES
(THE “SUB-PLAN”)

The Plan adopted by the Board of Directors of Price Group on: 23 February 2012 and approved by the stockholders of Price Group on: 17 April 2012

The Sub-Plan adopted by a resolution of the Executive Compensation Committee of the Board of Directors of Price Group on: 5 December 2012

The Sub-Plan approved by the HM Revenue and Customs on: 30 January 2013

The Sub-Plan amended by a resolution of the Executive Compensation Committee of the Board of Directors of Price Group on: 20 February 2013 and approved by HM Revenue and Customs effective of the same date

HM Revenue and Customs reference no: X103097/WPR

PricewaterhouseCoopers LLP
Hay’s Galleria
1 Hay’s Lane
London
SE1 2RD

SCHEDULE

T. ROWE PRICE GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN
HM REVENUE AND CUSTOMS APPROVED RULES FOR UK EMPLOYEES
(THE “SUB-PLAN”)

1.	General
This Schedule to T. Rowe Price Group, Inc. 2012 Long-Term Incentive Plan (the “Plan”) and appended Statement of Additional Terms and Conditions regarding Awards of Stock Options (version 2C) (the “Terms”) set out the HM Revenue and Customs Approved Rules for UK Employees (together referred to as the “Sub-Plan”).

2.	Establishment of Sub-Plan

T. Rowe Price Group, Inc., a Maryland corporation (“Price Group”) has established the Sub-Plan under Section 4(b)(viii) of the Plan which authorises the Administrator to adopt, amend, modify, administer or terminate sub‑plans for any purpose, including but not limited to, qualifying for preferred tax treatment, accommodating the customs or otherwise complying with the regulatory requirements of local or foreign (non-United States) jurisdictions.

3.	Purpose of Sub-Plan

The purpose of the Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax favoured basis, of options to acquire shares in Price Group under the Plan.

4.	HM Revenue and Customs approval of Sub-Plan

The Sub-Plan is intended to be approved by HM Revenue and Customs under Schedule 4.

5.	Rules of Sub-Plan

The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this Schedule, form the rules of the Sub-Plan. In the event of any conflict between the rules of the Plan and this Schedule, the Schedule shall prevail.

6.	Relationship of Sub-Plan to Plan
The Sub-Plan shall form part of the Plan and not a separate and independent plan.

7.    Interpretation

In the Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquiring Company	a company which obtains Control of Price Group in the circumstances referred to in rule 26;
Approval Date	the date on which the Sub-Plan is approved by HM Revenue and Customs under Schedule 4;
Associated Company	the meaning given to that expression by paragraph 35 of Schedule 4;
Close Company	the meaning given to that expression by section 439 of CTA 2010 as referred by paragraph 37 of Schedule 4;
Consortium	the meaning given to that word by paragraph 36(2) of Schedule 4;
Control CTA 2010	the meaning given to that word by section 719 of ITEPA 2003 and “Controlled” shall be construed accordingly; The Corporation Tax Act 2010
Date of Grant	the date on which an Option is granted to an Eligible Individual determined in accordance with Section 7(c) of the Plan;
Eligible Individual
an individual who falls within Section 6 of the Plan and who is:

(a)    an employee (other than a director) of Price Group or a company participating in the Sub-Plan; or

(b)    a director of Price Group or a company participating in the Sub-Plan who is contracted to work at least 25 hours per week for Price Group and its subsidiaries or any of them (exclusive of meal breaks)

and who, in either case, does not have at the Date of Grant of an Option, and has not had during the preceding twelve months, a Material Interest in a Close Company which is Price Group or a company which has Control of Price Group or a member of a Consortium which owns Price Group;

Expiration Date	means the date on which an Option expires if not sooner exercised, forfeited or otherwise terminated;

Grantee ITA 2007	An individual who holds an Option, or where the context permits, his legal personal representatives; The Income Tax Act 2007;
ITEPA 2003	The Income Tax (Earnings and Pensions Act 2003);
Key Feature	means a provision of the Plan or the Sub-Plan which is necessary in order to meet the requirements of Schedule 4;

Market Value
notwithstanding Section 17(p) of the Plan

(a) in the case of an Option granted under the Sub Plan:

(i)    if at the relevant time the Shares are listed on the NASDAQ Stock Market the NASDAQ Official Closing Price (NOCP) for the Date of Grant of the Option, or if no reported price for that day, the preceding day for which there was a reported price. In the event Shares are no longer listed on the NASDAQ Stock Market, but instead are listed on another stock exchange registered with the Securities and Exchange Commission of the United States as a national securities exchange under Section 6 of the Exchange Act 1934, and such exchange is a Recognised Stock Exchange, the comparable last or closing selling price on that exchange);

(ii)    if paragraph (i) does not apply, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HM Revenue and Customs Shares and Assets Valuation on the Date of Grant of the Option or such earlier date or dates as may be agreed with HM Revenue and Customs;

((b) in the case of an option granted under any other share option scheme, the market value of an ordinary share in the capital of Price Group determined under the rules of such scheme for the purpose of the grant of the option;

Material Interest	The meaning given to that expression by paragraphs 9 to 14 of Schedule 4;
New Option	an option granted by way of exchange under rule 26.1;
New Shares	the shares subject to a New Option referred to in rule 26.1;
Notice	means the Notice of Grant of Stock Option Award which correlates with the Terms and sets forth the specifics of the applicable award of Options;

Option	a subsisting right to acquire Shares granted under the Sub-Plan;
Ordinary Share Capital	the meaning given to that expression by section 989 of ITA 2007;
Recognised Stock Exchange	the meaning given to that expression by section 1005 of ITA 2007;
Schedule	means the provisions as set out in this Sub-Plan;
Schedule 4	means Schedule 4 to ITEPA 2003;
Shares	ordinary shares of Common Stock of Price Group, par value twenty cents ($0.20) per share.

In this Schedule, unless the context otherwise requires:

•	words and expressions not defined above have the same meanings as are given to them in the Plan;

•	the rule headings are inserted for ease of reference only and do not affect their interpretation;

•	a reference to a rule is a reference to a rule in this Schedule;

•	the singular includes the plural and vice-versa and the masculine includes the feminine; and

•	a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

8.	Companies participating in Sub-Plan

The companies participating in the Sub-Plan shall be Price Group and any company Controlled by Price Group which has been nominated by Price Group to participate in the Sub-Plan.

9.	Shares used in Sub-Plan

The Shares shall form part of the Ordinary Share Capital of Price Group and shall at all times comply with the requirements of paragraphs 16 to 20 of Schedule 4.

10.	Grant of Options

10.1	An Option granted under the Sub-Plan shall be granted under and subject to the rules of the Plan as modified by this Schedule, and the Terms.

10.2    The last sentence in Section 7 (a) of the Plan shall not apply to Options.

10.3	Section 7(b) of the Plan shall not apply to Options

11.        Identification of Options

A Notice issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

12.    Contents of Notice
12.1    A Notice will be issued in respect of an Option and shall state:

•	that it is issued in respect of an Option granted under the Sub-Plan;

•	the Date of Grant of the Option;

•	the number of Shares subject to the Option;

•	the exercise price per Share under the Option;

•	any performance target or other condition imposed on the exercise of the Option;

•	the date(s) on which the Option will ordinarily become exercisable;

•	the date on which the Option expires (the “Expiration Date”) if not sooner exercised, forfeited or otherwise terminated; and

•	the Terms with which the Notice correlates that set forth the period during which an Option shall remain exercisable following termination of employment.

12.2	Notwithstanding Section 4(b) (iv) (C) of the Plan, any terms relating to the withholding of taxes will be determined and implemented in accordance with rule 30 of the Sub-Plan.

13.        Earliest date for grant of Options

An Option may not be granted earlier than the Approval Date.

14.        Persons to whom Options may be granted

Notwithstanding the provisions of Section 6 of the Plan, an Option may not be granted to an individual who is not an Eligible Individual at the Date of Grant.

15.    Options non transferable

15.1
An Option shall be personal to the Eligible Individual to whom it is granted and, subject to rule 26, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Grantee purports to transfer, charge or otherwise alienate the Option.

15.2	Reference in Section 9 of the Plan to transfers by a Grantee otherwise than by will or the laws of descent and distribution shall be disapplied for the purposes of the Sub-Plan.

16.    Limit on number of Shares placed under Option under Sub-Plan

For the avoidance of doubt, Shares placed under Option under the Sub-Plan shall be taken into account for the purpose of Section 5 of the Plan.

17.        HM Revenue and Customs limit (£30,000)

An Option may not be granted under this Sub-Plan to an Eligible Individual if the result of granting the Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to him under the Sub-Plan or any other share option scheme established by Price Group or an Associated Company and approved by HM Revenue and Customs under Schedule 4 (other than a savings related share option scheme) would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 6 of Schedule 4. For this purpose, the United Kingdom sterling equivalent of the market value of a share on any day shall be determined by taking the spot sterling/US dollar exchange rate for that day as shown in the Wall Street Journal, the Financial Times or in any other internationally circulated and recognised broadsheet which records foreign exchange rates daily. If the grant of an Option would otherwise cause the limit in this rule 17 to be exceeded, the amount being granted in excess of the limit shall be treated as void.

18.        Exercise price under Options

The amount payable per Share on the exercise of an Option shall not be less than the Market Value of a Share on the Date of Grant and shall be stated on the Date of Grant.

19.	Performance goal or other condition imposed on exercise of Option

Any performance goal or other condition imposed on the exercise of an Option under Sections 4(b)(iv) and 7(a) of the Plan, shall be:

19.1    objective;

19.2	such that, once satisfied, the exercise of the Option is not subject to the discretion of any person; and

19.3    stated on the Date of Grant.

If an event occurs as a result of which the Administrator considers that a performance goal or other condition imposed on the exercise of an Option is no longer appropriate and substitutes, varies or waives under Sections 4(d) or 10(c) of the Plan the performance goal or condition, such substitution, variation or waiver shall:

19.4	be fair and reasonable in the circumstances; and

19.5	produce a fairer measure of performance and be neither more nor less difficult to satisfy.

20.    Exercise of Options by leavers

20.1	The period during which an Option shall remain exercisable following termination of employment, shall be stated in the Terms.

20.2    For the purposes of paragraph 35A of Schedule 4, the specified age is 55.

21.        Latest date for exercise of Options

Notwithstanding rule 25, the Expiration Date on or before which an Option may be exercised after satisfying the conditions for exercise shall be stated in the Notice and any Option not exercised by that time shall lapse immediately.

22.        Material Interest

An Option may not be exercised if the Grantee then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is Price Group or which is a company which has Control of Price Group or which is a member of a Consortium which owns Price Group.

23.        Manner of payment for Shares on exercise of Options

Paragraph 3 of the Terms provides for the method of exercising the Option and payment of the exercise price, together with any amounts due under rule 30. Notwithstanding any provisions of the Plan, the exercise price may not be paid by the transfer to Price Group of Shares or any other shares or securities.

24.        Issue or transfer of Shares on exercise of Options

Subject to compliance by the Grantee with the rules of the Sub-Plan and to any delay necessary to complete or obtain:
the listing of the Shares on any stock exchange on which Shares are then listed; or

24.1	such registration or other qualification of the Shares under any applicable law, rule or regulation as Price Group determines is necessary or desirable.

Price Group shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Grantee, or procure the issue or transfer to the Grantee of, the number of Shares specified in the notice of exercise and shall deliver to the Grantee, in the case of the partial exercise of an Option, a Notice in respect of, or the original Notice endorsed to show, the unexercised part of the Option, subject only to:

24.2	the making of provision for the payment or withholding of any taxes required to be withheld in accordance with any applicable law in respect of the exercise of the Option or the receipt of the Shares.

24.3
Notwithstanding Section 4(vii) of the Plan, deferral of the individual’s delivery of Shares that would otherwise be due to such individual by virtue of the exercise of the Option is disapplied for the purposes of the Sub-Plan in accordance with rule 33.2.

Unless and until the Grantee requests Price Group to deliver a share certificate to the Grantee, or deliver Shares electronically or in certificate form to the Grantee’s designated broker, bank or nominee on the Grantee’s behalf, Price Group will retain the Shares that the Grantee purchased through exercise of the Option in uncertificated book entry form.

25.        Death of Grantee

If a Grantee dies, his personal representatives shall be entitled to exercise his Options for the period stated in the Terms, but in no event later than the Expiration Date stated in the Notice nor the end of the twelve month period following the date of his death. If not so exercised, the Options shall lapse immediately.

26.    Change in Control of Company

26.1    Exchange of Options

If a company (“Acquiring Company”) obtains Control of Price Group as a result of making:
a general offer to acquire the whole of the issued ordinary share capital of Price Group which is made on a condition such that if it is satisfied the person making the offer will have Control of Price Group; or

26.1.1	a general offer to acquire all the shares in Price Group of the same class as the Shares a Grantee may, at any time during the period set out in rule 26.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares (“New Shares”) in:

26.1.2	the Acquiring Company;

26.1.3	a company which has Control of the Acquiring Company; or

26.1.4	a company which either is, or has Control of, a company which is a member of a Consortium which owns either the Acquiring Company or a company having Control of the Acquiring Company.

26.2    Period allowed for exchange of Options

The period referred to in rule 26.1 is the period of six months beginning with the time when the person making the offer has obtained Control of Price Group and any condition subject to which the offer is made has been satisfied.

26.3    Meaning of “equivalent”

The New Option shall not be regarded for the purpose of this rule 26 as equivalent to the Option unless:

26.3.1	the New Shares satisfy the conditions in paragraphs 16 to 20 of Schedule 4; and

26.3.2
save for any performance target or other condition imposed on the exercise of the Option, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Sub-Plan as it had effect immediately before the release of the Option; and

26.3.3
the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992); and

26.3.4
the total amount payable by the Grantee for the acquisition of the New Shares under the New Option is equal to the total amount that would have been payable by the Grantee for the acquisition of the Shares under the Option.

26.4    Date of grant of New Option

The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

26.5    Application of Sub-Plan to New Option

In the application of the Sub-Plan to the New Option, where appropriate, references to “Price Group” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively, save that in the definition of “Administrator” or associated references, the reference to “Price Group” shall be read as if it were a reference to T. Rowe Price Group, Inc.

27.        Rights attaching to Shares issued on exercise of Options

All Shares issued on the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of Price Group, rank equally in all respects and as one class with the Shares in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.
28.        Adjustment of Options

28.1
Notwithstanding Sections 4(b)(v) and 10 (a) and (b) of the Plan and any provision in the Notice or the Terms, no substitution shall be made in respect of an Option and no adjustment shall be made to an Option except to take account of a variation in the share capital of Price Group, including but without limitation a capitalisation issue, rights issue, rights offer or bonus issue and a sub-division, consolidation or reduction in the capital of Price Group but excluding a capitalisation issue in substitution for or as an alternative to a cash dividend. In the event of such a variation in the share capital of Price Group, the number of Shares subject to an Option, the description of the Shares, the exercise price, or any one or more of these, may be adjusted in such manner as the Administrator determines.

28.2	An adjustment shall not have effect until the adjustment has been approved by HM Revenue & Customs.

29.	HM Revenue & Customs approval of amendments
An amendment to a Key Feature following the Approval Date will not have effect until such amendment has been approved by HM Revenue & Customs under Schedule 4.
30.    Tax and social security withholding

30.1
Where, in relation to the exercise of an Option granted under the Sub-Plan Price Group or, if different, the Grantee’s employing company, is liable, or is in accordance with current practice believed to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Grantee, the Option may not be exercised unless the Grantee has beforehand paid to Price Group or such employing company an amount sufficient to discharge the liability. Alternatively, the Grantee may, by agreement with Price Group, enter into some other arrangement to ensure that such amount is available to it (for example, by authorising the sale of some or all of the Shares subject to his Option and the payment to Price Group or such employing company of the requisite amount out of the proceeds of sale). Where this is the case the Option shall not be treated as exercised until Price Group determines that such arrangements are satisfactory to it.

30.2
Price Group may, at its discretion, impose requirements for the payment by the Grantee of all or any part of the employer’s National Insurance Contributions liability that may arise as a result of the exercise of his Option (“Employer’s NIC”). Such requirements may include in particular, but not by way of limitation, a determination that the Option may not be exercised unless the Grantee has beforehand paid to Price Group (or, if different, the Grantee’s employing company) an amount sufficient to discharge all or any part of the Employer’s NIC, as appropriate. Alternatively, the Grantee may, by agreement with Price Group enter into some other arrangement to ensure that such amount is available to them or it (for example, by authorising the sale of some or all of the Shares subject to his Option and the payment to Price Group of the requisite amount out of the proceeds of sale). Where this is the case the Option shall not be treated as exercised until Price Group determines that such arrangements are satisfactory to it.

30.3
Price Group may require a Grantee to execute a copy of the Notice or some other document in order to bind himself contractually to any such arrangement as is referred to in rule 30.1 and/or 30.2 and return the executed document to Price Group by a specified date. Failure to return the executed document by the specified date being no more than 30 days after the Date of Grant shall cause the Option to lapse.

31.    Exercise of discretion by Administrator

In exercising any discretion which it may have under the Sub-Plan, the Administrator shall act fairly and reasonably.

32.        Recoupment Policy

In respect of the application of Price Group’s Recoupment Policy as set out in Section 16(g) of the Plan. Price Group will ensure that, in the event of there being a material restatement of Price Group’s accounts for a period (as confirmed by Price Group’s auditors), Price Group will act fairly and reasonably in determining that had the accounts been correctly stated in the first instance, then the Grantee would not have been granted an Option or would have been granted an Option in respect of fewer Shares, that the Option will lapse to that extent, unless Price Group determines otherwise.

33.    Disapplication of certain provisions of the Plan

33.1	The provisions of the Plan dealing with:

•	stock appreciation rights;

•	stock awards;

•

•	stock units;

•	performance shares and performance units;

•	qualified performance-based awards;

•	Full Value Awards and the provisions contained in Section 7(b) of the Plan;

•	incentive stock options (unless an Option is also designated to be an incentive stock option at the Date of Grant under Clause 8(c) of the Terms relating to Option grants under the Sub-Plan);

•	dividend reinvestment and dividend equivalents;

•	awards in substitution for stock options granted by other entities, as outlined in Sections 11(b) and (v) of the Plan; and

•	Substitution and assumption of awards in Mergers and Acquisitions as provided for in Section 12 of the Plan shall not form part of, and no such rights may be granted under, the Sub-Plan.

33.2	The provisions providing authority of the Administrator to:-

accelerate or otherwise change the time in which an Option may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Option, as outlined in Sections 4(b)(v) and (vi) and 14 of the Plan;

•	determine settlement of the Option in cash or shares under 4(b)(vii) of the Plan;

•	make any determination in respect of Termination of Service under Section 7c (iii) of the Plan other than is provided for in the Terms;

•	adjust the performance goals as outlined in section 10(c) of the Plan; and

•	unilaterally amend the terms of any Award as outlined in section 15(c) of the Plan shall not apply to Options.

33.3	for the avoidance of doubt Reload Options shall not form part of, and no such rights will be granted under, the Sub-Plan.

33.4
In Section 4(b)(vii) of the Plan the words “and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant” shall be disapplied and of no effect.